DIMON Incorporated
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EXHIBIT 99.1

DIMON Incorporated Tel: 434 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952
May 16, 2003

DIMON Announces Conditional Settlement of DeLoach Class Action Litigation

DANVILLE, VA. -- DIMON Incorporated (NYSE: DMN) today announced that it has entered into a conditional settlement agreement to resolve its involvement in the DeLoach class action litigation.  The Settlement Agreement was signed today by the plaintiffs, on behalf of themselves and the class of plaintiffs they represent, DIMON, and all but one of the other defendants in the case.

Under the terms of the Settlement Agreement, DIMON will pay $6 million of the approximately $210 million of cash settlement payments to be paid by the settling defendants, and will not be obligated to pay any portion of the plaintiffs’ attorneys’ fees or other costs or expenses awarded by the Court, which will be paid by certain other settling defendants. In addition, certain other settling defendants who are cigarette manufacturers have agreed to purchase certain minimum amounts of U.S. grown tobacco over the next ten years.  In exchange, the plaintiffs and the members of the class will release the settling defendants, including DIMON and its affiliates, from any and all claims, damages, or liabilities of any nature whatsoever, known or unknown, under state or federal law, that any plaintiff or member of the class has or had, that was or could have been alleged as a class action in the DeLoach litigation.

The Settlement Agreement expressly recognizes DIMON’s continued denial of wrongdoing and liability, and does not constitute an admission of any of the claims or allegations made by the plaintiffs in the case, or any admission or evidence of a violation of any law or other wrongdoing by any of the settling defendants.

The Settlement Agreement has received preliminary approval from the Court, and consummation of the settlement is subject to final approval of the Court following a required notice to the members of the class of plaintiffs.  It is expected that any such final approval will occur in mid to late September.  Certain members of the potential class of plaintiffs may opt out of the settlement in accordance with the rules governing class action litigation.  The DeLoach litigation will continue against the non-settling defendant.

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DIMON Incorporated
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Despite its good defenses to the claims asserted, and its continued denial of any wrongdoing or liability for the actions alleged in the litigation, DIMON believes it is in its best interests to settle the litigation in order to avoid the further expense, inconvenience and burden of the litigation and the diversion of personnel and resources, to put to rest the controversy with valued suppliers of tobacco, and to avoid the risks inherent in uncertain complex litigation.

Brian J. Harker, Chairman and Chief Executive Officer, stated, “Our decision to settle at this time is based on pragmatic business judgment. We believe that this settlement should result in a positive outcome for the leaf industry given the commitments by the domestic cigarette manufacturers to purchase certain minimum amounts of U.S. leaf tobacco over the next ten years. Ultimately we are hopeful that these commitments may facilitate an acceptable quota buyout that could make U.S. leaf tobacco more competitive in world markets thereby eliminating the uncertainty surrounding U.S. leaf tobacco exports.”

DeLoach, et al. v. Philip Morris Companies Inc., et al., is a lawsuit pending in the United States District Court for the Middle District of North Carolina (Case No. 00-CV-1235).  On April 3, 2002, the Court issued an opinion and order certifying a class of plaintiffs.  As certified, the class consists of persons who, at any time from March 1, 1996 through February 28, 2001, held a quota to grow or produced and sold U.S. flue-cured and burley tobacco.  The plaintiffs allege that the defendants, which include cigarette manufacturers and leaf tobacco dealers, including DIMON, violated the antitrust laws by conspiring to rig bids at auction and undermine the federal government quota and price support program.  The plaintiffs seek injunctive relief, treble damages in an unspecified amount, pre- and post-judgment interest, attorneys' fees and costs of litigation.  DIMON and the other defendants have asserted a number of defenses to the allegations made.

A copy of the Settlement Agreement is included with the Court’s public papers relating to the litigation.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company's tobacco products, and the impact of regulation and litigation on the Company's customers. A further list and description of these risks, uncertainties and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world's second largest dealer of leaf tobacco with operations in more than 30 countries.

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